Exhibit 99.2

Corporate Headquarters: 1526 Cole Boulevard Suite 300 Golden, Colorado 80401 Telephone: 303-233-3500 Facsimile: 303-235-4399 website: www.acttel.com

FOR IMMEDIATE RELEASE:	News
November 3, 2005	Nasdaq-ACTT

ACT TELECONFERENCING RECEIVES EXTENSION

AND FORBEARANCE FROM SILICON VALLEY BANK

Bank grants extension though February 12, 2006

DENVER – ACT Teleconferencing, Inc. (Nasdaq ACTT), an independent worldwide provider of audio, video and web-based conferencing products and services, today announced an Extension and Forbearance for its line of credit with Silicon Valley Bank, which currently allows the Company to borrow up to $1.8 million based on certain assets. The Bank’s action follows the previously announced interim bridge financing by Dolphin Direct Equity Partners that allowed the Company to satisfy all of its outstanding subordinated debt.

The Bank’s forbearance will continue through February 12, 2006 to allow the Company additional time to comply with the Bank’s minimum cash income covenant. The forbearance provides the time necessary to complete a registered rights offering that is expected to be in the amount of $7,960,000 from the sale of Series AA Preferred Stock to existing holders of its common stock. The offering would be used to satisfy the $7 million bridge loan from Dolphin and provide additional working capital. Dolphin has agreed to backstop, first by way of offsetting outstanding amounts under the bridge loan and thereafter in cash, any portion of the rights offering not subscribed by shareholders.

The Company also received an extension of its line of credit through February 12, 2006. The extension grants the Company additional time to renew or satisfy the credit line. ACT’s Chief Executive Officer, Gene Warren, commented, “Our financials are steadily improving because of Dolphin’s purchase of our preferred stock and the bridge loan they gave us. We have paid off the subordinated lenders, and we expect that the rights offering will allow us to satisfy the $7 million bridge loan. After the rights offering, our debt will be reduced to the balance on Silicon Valley Bank’s line of credit.”

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities.

Statements made in this news release that are not historical facts may be forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Important factors that could cause actual results to differ materially from those anticipated by any forward-looking information include, but are not limited to, the ability of the Company to satisfy all required conditions to the closing of the second offering tranche, the uncertainty of the Company’s ability to remain listed on Nasdaq, future economic conditions, competitive services and pricing, new competitor entry, financing, the delivery of services under existing contracts and other factors. For a more detailed description of the factors that could cause such a difference, please see ACT’s filings with the Securities and Exchange Commission. ACT disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About ACT Teleconferencing

Established in 1990, ACT Teleconferencing, Inc. is a leading independent worldwide provider of audio, video and web-based conferencing products and services to corporations, educational organizations, and governments worldwide. ACT’s integrated global audio and videoconferencing platforms provide uniform international services, customized uniform billing, managed services, and local languages. The Company’s headquarters are located in Denver, Colorado, with operations in Australia, Belgium, Canada, France, Germany, Hong Kong, The Netherlands, Singapore, the U.K. and the U.S., and virtual locations in Japan, China, Taiwan, Indonesia, Spain, Sweden, Switzerland, Russia, Poland and South Africa. ACT’s Internet address is www.acttel.com.

Contact:

ACT Teleconferencing, Inc., Liza Kaiser

Ph: 303-235-6772; e-mail: lkaiser@acttel.com

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